Exhibit (3) A.

AMENDED AND RESTATED

CERTIFICATE

OF

INCORPORATION

OF

EASTMAN KODAK COMPANY

•

Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Eastman Kodak Company amends, restates, and integrates its Certificate of Incorporation, as heretofore amended and restated, to read as follows:

SECTION 1.    The name of the corporation is “Eastman Kodak Company.”

SECTION 2.    The Company is organized for the purpose of engaging in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, as amended from time to time.

SECTION 3.    The Company has authority to issue 1,050,000,000 shares, consisting of 100,000,000 shares of preferred stock, par value $10.00 each, and 950,000,000 shares of common stock, par value $2.50 each.

The Board of Directors may cause the preferred stock to be issued from time to time in one or more series and may determine the designation and number of shares, and the relative rights, preferences, and limitations of the shares, of each such series. The Board of Directors may change the designation and number of shares, and the relative rights, preferences, and limitations of the shares, of each series no shares of which have been issued.

Such authority of the Board of Directors includes but is not limited to the authority to cause to be issued one or more series of preferred stock

a)	entitling the holders thereof to cumulative, noncumulative or partially cumulative dividends;

b)	entitling the holders thereof to receive dividends payable on a parity with or in preference to the dividends payable on the common stock or on any other series of preferred stock;

c)	entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Company;

d)	convertible, at the option of the Company or of the holders or of both, into shares of common stock or any other series of preferred stock;

e)

redeemable, in whole or in part, at the option of the Company, in cash, its bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors provides, including creation of a sinking fund for the redemption thereof;

f)	lacking voting rights or having limited voting rights or enjoying special or multiple voting rights.

No holder of shares of the Company shall be entitled, as such, as a matter of pre-emptive or preferential right, to subscribe for or purchase any part of any new or additional issue of shares, or any treasury shares, or of securities of the Company or of any subsidiary of the Company convertible into, or exchangeable for, or carrying rights or options to purchase or subscribe, or both, to shares of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.

SECTION 4.   The address of the Company’s current registered office in the State of  New Jersey is 820 Bear Tavern Road, West Trenton, NJ 08628.  The name of the Company’s current registered agent is The Corporation Trust Company.

SECTION 5.   The affairs of the Company shall be managed by a Board of Directors. Except as otherwise provided by this Section, the number of directors, not fewer than nine (9) nor more than eighteen (18), shall be fixed from time to time by resolution of the Board of Directors.

Commencing with the annual election of directors by the shareholders in 1987, and continuing until the annual meeting of shareholders in 2008, the directors shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The directors may be removed by vote of the shareholders only for cause. The term of office of the initial Class I directors shall expire at the annual meeting of the shareholders in 1988, the term of office of the initial Class II directors shall expire at the annual meeting of the shareholders in 1989, and the terms of office of the initial Class III directors shall expire at the annual meeting of the shareholders in 1990. At each annual meeting of the shareholders held after 1987 and continuing through and including the annual meeting of shareholders in 2005, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeed and shall be elected by the shareholders for a term expiring at the third succeeding annual meeting of the shareholders.

At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders. At the 2008 annual meeting of shareholders and at each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders.

In the event that the holders of any class or series of stock of the Company having a preference, as to dividends or upon liquidation of the Company, shall be entitled by a separate class vote to elect directors, as may be specified pursuant to Section 3, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Section 5 and shall not be limited by the maximum number of directors set forth above. Except as otherwise expressly provided pursuant to Section 3, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next annual meeting of shareholders, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or classes of stock.

Vacancies and newly created directorships resulting from an increase in the number of directors, subject to the provisions of Section 3, shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and such directors so chosen shall hold office until the next succeeding annual meeting of shareholders.

The number of directors constituting the Company’s current Board of Directors is thirteen (13), the address of each director is 343 State Street, Rochester, New York 14650, and their names are as follows:

Richard S. Braddock	Debra L. Lee
Daniel A. Carp	Delano E. Lewis
Martha Layne Collins	Paul H. O’Neill
Timothy M. Donahue	Antonio M. Perez
Michael J. Hawley	Hector de J. Ruiz
William H. Hernandez	Laura D’Andrea Tyson
Durk I. Jager

SECTION 6.    No director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted by the New Jersey Business Corporation Act now or hereafter. Neither the amendment nor repeal of this Section 6, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 6, shall eliminate or reduce the effect of this Section in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 6 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SECTION 7.    To the extent shareholder approval is required under the New Jersey Business Corporation Act for any merger or consolidation involving the Company or any sale, assignment, transfer or other disposition of all, or substantially all, the assets of the Company, such transaction shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon.

SECTION 8.    Except as otherwise required by law or by other provisions of this Certificate of Incorporation, this Certificate of Incorporation may be amended by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at any annual or special meeting of the shareholders duly called for that purpose.

DATED this 11th day of May, 2005.

EASTMAN KODAK COMPANY

By:	/s/ JOYCE P. HAAG

Joyce P. Haag
Senior Vice President